UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 19, 2016

LEXMARK INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14050	06-1308215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive

740 West New Circle Road

Lexington, Kentucky 40550

(Address of principal executive offices) (Zip code)

(859) 232-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 19, 2016, Lexmark International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (solely for purposes of specified provisions of the Merger Agreement) Apex Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“PRC”) and listed on the Shenzhen Stock Exchange (“Apex”). Subject to the limitations set forth in the Merger Agreement, Apex has agreed to guarantee the obligations of Holdings, Parent and Merger Sub pursuant to the Merger Agreement.

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that (1) Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Holdings and (2) at the effective time of the Merger (the “Effective Time”), each share of Class A common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (other than shares owned by the Company, any of its subsidiaries, Holdings, Parent or Merger Sub, or by stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be cancelled and automatically converted into the right to receive $40.50 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, (1) each option to purchase a share of the Company’s common stock that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the Merger Consideration, net of the exercise price (provided, that if the exercise price of any Company option is equal to or greater than the Merger Consideration, such Company option shall be cancelled without any payment therefor), and (2) each award of restricted stock units or deferred stock units that is outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration multiplied by the number of shares underlying the award (in the case of performance-based restricted stock unit awards, based on the greater of target performance and actual performance). Performance-based restricted stock unit awards granted prior to 2016 will be prorated based on the number of days in the performance period elapsed as of the Effective Time; performance-based restricted stock unit awards granted in 2016 will not be prorated.

The Board of Directors of the Company (the “Board”) has by unanimous vote of the directors present approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

The closing of the Merger is subject to the approval of the Merger Agreement by the affirmative vote of holders of at least a majority of all outstanding shares of common stock of the Company (the “Company Stockholder Approval”). The closing of the Merger is also subject to other customary conditions, including (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) the receipt of certain foreign antitrust/competition approvals, (3) review of the transaction by the Committee on Foreign

Investment in the United States (“CFIUS”), (4) certain approvals by PRC governmental authorities, (5) the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement in any jurisdiction in which the combined businesses of the Company and Apex are not de minimis and (6) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects by the parties to the Merger Agreement. The closing of the Merger is not subject to a financing condition.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (1) to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Merger, (2) not to engage in specified types of transactions (subject to specified exceptions) during this period unless agreed to in writing by Parent, (3) to convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and (4) subject to certain exceptions, not to withdraw, change or qualify in a manner adverse to Parent the recommendation of the Board that the Company’s stockholders approve the Merger Agreement.

The Merger Agreement also requires the Company to abide by customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative acquisition proposals.

In addition, Zhuhai Seine Technology Co., Ltd. (“Seine”), a company organized under the laws of the PRC and the holder of approximately 68.7% of the outstanding shares of Apex, has entered into a voting agreement with the Company, pursuant to which Seine has agreed to vote all of its Apex shares in favor of the transaction at the meeting of Apex shareholders to be held to approve the Merger and certain related matters required under PRC law. Apex shareholder approval is not a closing condition for the Merger.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior acquisition proposal from a third party, and provides that, upon termination of the Merger Agreement by the Company or Parent under certain circumstances (including, among other circumstances, a change of the Board’s recommendation to stockholders in favor of the Merger), a termination fee of $95 million will be payable by the Company.

The Merger Agreement also provides that Parent will be required to pay the Company a termination fee of $150 million (the “Parent Termination Fee”) under specified circumstances, including, among other circumstances, where the agreement is terminated because (1) regulatory approvals in the PRC are not obtained or there is another legal restriction in the PRC prohibiting the Merger, (2) all conditions to closing are satisfied (other than those conditions that by their terms are to be satisfied at closing), but Parent fails to complete the closing within three business days, (3) the required vote of the Apex shareholders is not obtained at the Apex shareholder meeting called to approve the Merger and certain related matters or (4) within an agreed period following execution of the Merger Agreement, Parent fails to deliver to the Company, for its benefit, a letter of credit in the amount of $150 million issued by one of a number of specified banks, which letter of credit the Company will have the right to draw against in connection with a termination fee becoming payable by Parent.

Additionally, if the Merger Agreement is terminated, among other circumstances, because (1) a required antitrust/competition approval in Austria, Germany, Poland or Russia is not obtained or there is another legal restriction in any such jurisdiction prohibiting the Merger or (2) CFIUS has initiated and not closed a review or investigation of the Merger by the Outside Date set forth in the Merger Agreement (December 16, 2016, subject to an extension of up to four months by either party in circumstances described below) or the Merger Agreement is terminated in connection with a recommendation (or pending recommendation) by CFIUS that the U.S. President make a determination under the Defense Production Act of 1950, as amended, to suspend or prohibit the Merger, Parent will be required to pay the Company a termination fee of $95 million.

Holdings, Parent and Merger Sub have obtained debt commitment letters and entered into equity commitment letters (as applicable) for the purpose of financing the transactions contemplated by the Merger Agreement. Pursuant to the debt commitment letters, Bank of China Limited, New York Branch and China CITIC Bank International Limited (and certain of their respective affiliates) (collectively, the “Lenders”) have agreed to provide debt financing comprised of $1,140 million of senior term loan facilities to Merger Sub as borrower and $443 million of term loan facilities to Parent as borrower. The obligations of the Lenders to provide financing under the debt commitment letters are subject to certain conditions set forth therein. Pursuant to the equity commitment letters, (1) Apex, (2) PAG Asia I LP and PAG Asia II LP, which are private equity funds sponsored and managed by PAG Asia Capital and (3) Legend Capital Management Co., Ltd. (collectively, the “Equity Providers”), have agreed to contribute funds to Holdings in the aggregate amount of $2,320 million. The obligations of the Equity Providers to provide financing under such equity commitment letters are subject to certain conditions set forth therein.

Each of the Company and Parent will be permitted to terminate the Merger Agreement if the closing conditions set forth therein have not been satisfied as of December 16, 2016, which is the date on which the debt commitments described above are due to expire. However, such Outside Date may be extended by either the Company or Parent, if Parent has obtained an extension or replacement of its committed debt financing in accordance with the terms of the Merger Agreement, until the earlier of (1) the expiration of such debt commitments (as so extended or replaced) and (2) April 16, 2017.

The foregoing description of the Merger Amendment does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. All references to “$” in this Form 8-K are to United States dollars.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01	Other Events.

On April 19, 2016, the Company issued a press release announcing the entry into the Merger Agreement. The press release is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the “Investors” section of www.lexmark.com. In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Lexmark International, Inc., Investor Relations Department, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550, (859) 232-5568.

Participants in the Solicitation

The Company and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its definitive proxy statement for the 2016 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the “Investors” section of www.lexmark.com.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including without limitation (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain the requisite approval of the Company’s stockholders or the failure to satisfy the other closing conditions, (3) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the pending transaction and (4) the effect of the announcement of the pending transaction on the ability of the Company to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which risk factors are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

Date: April 20, 2016	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of April 19, 2016, by and among Lexmark International, Inc., Ninestar Holdings Company Limited, Ninestar Group Company Limited, Ninestar Lexmark Company Limited and Apex Technology Co., Ltd.†

99.1	Press Release, dated April 19, 2016

†	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules or exhibits upon request by the SEC.